EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 28th day of July, but effective as of July 1, 2022 (the “Effective Date”) by and between XTI Aircraft Company (the “Company”) and Michael Hinderberger (“Executive”).
WHEREAS, Executive has been employed by Company since August 1, 2021 as Senior Vice President of Engineering and Technology under an employment agreement dated effective August 1, 2021 (the “Original Agreement”);
WHEREAS, Company now desires to employ Executive to provide services to the Company in a different capacity for the period and upon the terms and conditions set forth herein, and Executive agrees to provide such services in his new capacity;
WHEREAS, Executive acknowledges that he is an “executive” within the meaning of Colo. Rev. Stat. § 8-2-113(2)(d) and that such statute is applicable to and controlling of the restrictive covenants set forth herein;
WHEREAS, this Agreement replaces and supersedes the Original Agreement in its entirety, but there will not be any interruption of Executive’s employment for purposes of insurance, employee benefit plans, and his other rights, and Executive shall not be regarded as a new employee for any reason, but only as receiving a promotion.
NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:
1.Employment. The Company hereby employs the Executive as Chief Executive Officer. Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.
2.Term. The period of employment of Executive by Company under this Agreement (the “Employment Period”) shall be deemed to be a continuation of his employment under the Original Agreement and shall continue through July 31, 2024; provided that on July 31, 2024 the Employment Period shall automatically be extended for one (1) additional year unless either party gives written notice to the other party not to extend this Agreement at least sixty (60) days prior to the end of the Employment Period. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement.
3.Position and Duties. During the Employment Period, Executive shall serve as Chief Executive Officer and shall report to the Company’s Board of Directors. Executive shall have such powers and duties as set forth in this Agreement and as may be prescribed by the Board of Directors. Executive’s duties and responsibilities shall include supervisory responsibilities of all Company operations related to the development of the Company’s aircraft, including without limitation, the financial and technical matters of the Company, as well as marketing and employment matters. Except as provided in this Section 3, Executive shall devote full-time to satisfactorily and effectively perform Executive’s duties and responsibilities hereunder. Notwithstanding the above, Executive shall be permitted, to the extent such activities do not substantially interfere with the performance by Executive of his duties and responsibilities hereunder, to (i) manage Executive’s personal, financial and legal affairs, and (ii) to serve on civic or charitable boards of committees (it being expressly understood and agreed that Executive’s continuing to serve on any such board and/or committees on which Executive is serving, or with which Executive is otherwise associated, as of the Commencement Date under the Original Agreement (all of which are listed on Schedule A hereto), shall be deemed not to interfere with the performance by Executive of his duties and responsibilities under this Agreement).
4.Place of Performance. The principal place of employment of Executive shall be at his personal office in Reno, Nevada. Notwithstanding any provision in this Agreement to the contrary, Executive may perform his duties and responsibilities from a location other than Reno, and is expected to be present at the Company’s offices in Denver, Colorado, or other city in the U.S. (if the Company changes its headquarters in the future), as required in the normal course of business.
5.Compensation and Related Matters.
(a)Salary. During the Employment Period, Executive’s base salary shall be Three Hundred Fifty Thousand Dollars ($350,000.00) per annum or such higher rate as the Board may determine from time to time in its sole discretion (as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Company in regular equal consecutive installments in accordance with the Company’s general payroll practices in effect from time to time. Provided, however, Executive and Company agree that the Company will temporarily defer the payment of 25% of such Base Salary from the Effective Date until such time as the Board of Directors has determined that the “Retention Bonus and Cost Reduction Plan" dated effective July 1, 2022, will be terminated, which equals a Base Salary of $262,500 for said period, with said 25% deferred.
(b)Expenses. Company shall reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of Executive’s duties for Company under this Agreement in accordance with Company’s policies with respect thereto. Such reimbursements shall be made by Company within a reasonable time after submission by Executive of vouchers in accordance with Company’s standard procedures.
(c)Stock Options and Bonus. The Company plans to create an incentive stock option plan at some time in the future, within its sole discretion. After the stock option plan is effective, Executive will be included as a participant in the incentive stock option plan with options available consistent with the plan and Executive’s position. Further: (i) upon execution of this Agreement and in addition to Executive’s participation in the incentive stock option plan described above, the Company also shall issue to Executive stock options in accordance with Schedule B; and (ii) Executive shall be entitled to an annual cash bonus up to 100% of his Base Salary in accordance with Schedule C.
(d)Vacation. Executive shall be entitled to vacation time and paid holidays that are provided to senior Executives of the Company as set forth in the Company’s handbook or other policies as are from time to time in effect and amended. Notwithstanding the foregoing, Executive shall be entitled to a minimum of six (6) weeks’ vacation annually.
Executive acknowledges and agrees that the accrual and carryover of vacation days and all other rights and obligations relating to vacation shall be in accordance with the Company’s policies as are from time to time in effect and amended. In addition to vacation, Executive shall be entitled to the number of sick days and personal days per year that other senior Executive officers of Company are entitled to under Company’s policies.

(e)Services Furnished. Unless otherwise consented to by Executive, during the Employment Period, Company shall furnish Executive with appropriate office space and such other facilities, administrative support and services on a basis that is mutually acceptable to the parties.
(f)Director and Officer Liability Insurance. During the employment Period, the Company shall obtain and maintain officer and director liability insurance in such amounts as the Board of Directors shall so determine.
(g)Executive Benefit Plans. During the Employment Period, Executive (and Executive’s spouse and dependents to the extent provided therein) shall be entitled to participate in and be covered under all benefit plans or programs maintained by Company from time to time for the benefit of their senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. Company shall at all times provide to Executive (and his spouse and dependents to the extent provided under the applicable plans or programs) (subject to modifications affecting all senior executive officers of Company) the same type and levels of participation and benefits as are being provided to other senior executives of Company (and their spouses and dependents to the extent provided under the applicable plans or programs) on the Commencement Date under the Original Agreement. During the Employment Period, Executive shall be eligible to participate in all pension, retirement, savings and other Executive benefit plans and programs maintained from time to time by Company for the benefit of their senior executives.
6.Termination. Executive’s employment may be terminated during Employment Period under the following circumstances:
(a)Death. Executive’s employment hereunder shall terminate upon his death.
(b)Disability. Company shall have the right to terminate Executive’s employment hereunder at any time after Executive becomes “Totally Disabled.” For purposes of this Agreement, Executive shall be “Totally Disabled” upon Executive’s inability to perform the essential functions of the duties and responsibilities contemplated under this Agreement for a period of more than 180 days in any 12-month period due to physical or mental incapacity or impairment, as determined in the reasonable judgment of a physician selected by Executive and reasonably acceptable to the Company. Such termination shall become effective five business days after Company gives notice of such termination to Executive, or to his spouse or legal representative. During any period that Executive fails to perform Executive’s duties hereunder as a result of incapacity due to physical or mental illness (the “Disability Period”), Executive shall continue to receive the compensation and benefits provided by Section 5 of this Agreement until Executive’s employment hereunder is terminated; provided, however, that the amount of base compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by Company.
(c)Cause. Company may terminate Executive’s employment hereunder for Cause at any time if Company has “Cause” and gives written notice thereof to Executive within 90 days of actual knowledge of the occurrence of such “Cause.” For purposes of this Agreement, the term “Cause” shall mean any of the following: (i) the continued failure or refusal of Executive to perform Executive’s material duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) or to comply with the reasonable and good faith lawful instructions of the Board of Directors; (ii) the engaging by Executive in gross misconduct or gross negligence in connection with his employment or otherwise which is materially and demonstrably injurious to Company; (iii) perpetration of a fraud against or affecting Company or any of its clients, agents, or Executives; (iv) any willful or intentional act that injures the reputation, business, or business relationships of Company or Executive’s reputation or business relationships; (v) Executive’s willful material failure to comply with, and/or a willful material violation by Executive of, the written internal policies and/or procedures of Company of which Executive’s has notice prior to such noncompliance or violation or any laws or regulations applicable to Executive’s conduct as an Executive of Company or applicable to the conduct of the business of Company; (vi) Executive’s conviction or plea of nolo contendere of a felony or any crime involving fraud, dishonesty or moral turpitude; or (vii) the material breach by Executive of a covenant set forth in Section 10; provided, however, that, if susceptible of cure, a termination by Company under Sections 6(c)(i), 6(c)(ii), or 6(c)(v) shall be effective only if, within 30 days following delivery of a written notice by Company to Executive that Company is terminating his employment for Cause, Executive has failed to cure the circumstances giving rise to Cause. Following any such notice, Company shall reduce or remove any and all of Executive’s duties, positions and titles with Company.
(d)Good Reason. Executive may terminate Executive’s employment hereunder at any time if Executive has “Good Reason” and gives written notice thereof to Company within 90 days of actual knowledge of occurrence of such “Good Reason.” For purposes of this Agreement, the term “Good Reason” shall mean: (i) any material diminution in Executive’s duties, title, authority or responsibilities; (ii) a reduction in Executive’s Base Salary, (iii) a material adverse change in benefits not affecting other senior level executives of Company performing similar functions as Executive; (iv) a material breach by Company of any material provision of this Agreement; (v) the sale of the capital stock of Company or all or substantially all of the assets of Company to, or the merger of Company with, a third party that is not a 100 percent-owned subsidiary of Company (a “Change of Control”) if within six months of the Change of Control, Executive elects to terminate this Agreement, provided, however, that, if susceptible of cure, a termination by Executive pursuant to this Section 6(d) shall be effective only if, within 30 days following delivery of a written notice by Executive to Company that Executive is terminating his employment for Good Reason, Company has failed to cure the circumstances giving rise to the Good Reason. Following any such notice, Company shall reduce or remove any and all of Executive’s duties, positions and titles with Company.
7.Compensation Following Termination. Upon the execution and delivery of a Waiver and Release Agreement signed by Executive releasing all claims against the Company and its executives, directors and employees, other than as prohibited by law:
(a)Termination by the Company other than for Cause. In the event that Executive’s employment hereunder is terminated by the Company other than for Cause prior to the end of the Employment Period, then immediately following such termination, Executive shall be entitled to the following compensation and benefits:
(i)one year’s base pay;
(ii)payment for any unused vacation accrued to the date of termination;

(iii)payment for any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with Section 3 of this Agreement; and
(iv)receive any benefits to which he may be entitled upon termination pursuant to the plans and programs referred to in Section 3(g) hereof in accordance with the terms of such plans and programs or as may be required by applicable law.
(b)Termination by the Executive for Good Reason. In the event that Executive’s employment is terminated prior to the expiration of the Employment Period by Executive for Good Reason, immediately following such termination, Executive shall be entitled only to the following:
(i)those items identified in Section 7(a); and
(ii)for the remainder of the Employment Period, or, if longer, for a period of six months after termination of employment, in the event Executive elects continuation coverage under the applicable state or federal law, the Company shall reimburse Executive for the premium payments made by Executive for such continuation coverage.
8.Exclusive Employment; Noncompetition; Non-solicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents.
(a)No Conflict; No Other Employment. Subject to Section 3, during the period of Executive’s employment with Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive’s duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit and including service as a director of any other company, except as approved in advance in writing by the Company or (ii) accept or engage in any other employment, whether as an Executive or consultant or in any other capacity, and whether or not compensated therefor.
(b)Noncompetition; Nonsolicitation
(i)Executive acknowledges and recognizes the highly competitive nature of Company’s business and that access to Company’s confidential records and proprietary information renders his special and unique within Company’s industry. In further consideration for the payments and compensation provided to Executive in accordance with this Agreement, Executive agrees that, except as otherwise provided herein, during the Employment Period and until the 19th month following the date of termination of Executive’s employment with Company, he shall not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, Executive, consultant, advisor, director or otherwise) in any Competing Business anywhere in North America; provided, that, the provisions of this Section 8(b)(i) will not be deemed breached merely because Executive owns less than 1% of the outstanding common stock of a publicly-traded company. For purposes of this Agreement, “Competing Business” shall mean (A) any business as aircraft OEM with vertical take-off and landing technologies that uses ducted fans for both VTOL and forward cruise; and (B) any other business in which the Company is then engaged on the termination of Executive’s employment, without regard to any business in which Company is engaged as a result of a Change of Control or any assignment of this Agreement to any entity that is not an affiliate of Company. Provided, however, notwithstanding anything in this Agreement to the contrary, Executive may request a meeting the Company’s Board of Directors at any time during said 18-month period to present reasons (in writing) that his engagement in a particular Competing Business will not have a material negative impact on the Company and/or reasons such period should be reduced. In response to such presentation, the Company shall provide its written response to the Executive within 48 hours, stating whether it agrees or disagrees with Executive.
(ii)In further consideration for the payments and compensation provided to Executive in accordance with this Agreement, Executive agrees that, except as otherwise provided herein, during the Employment Period and until the 180th day following the date of termination of Executive’s employment with Company, he shall not, directly or indirectly, (A) solicit, encourage or attempt to solicit or encourage any of the Executives, agents, consultants or representatives of Company or any of its affiliates to terminate his, her, or its relationship with Company or such affiliate; (B) solicit, encourage or attempt to solicit or encourage any of the Executives, agents, consultants or representatives of the Company or any of its affiliates to become Executives, agents, representatives or consultants of any other person or entity; (C) solicit or attempt to solicit any client of Company or any of its affiliates with respect to any product or service being furnished, made, sold or leased to or by Company or such affiliate; or (D) persuade or seek to persuade any client of Company or any affiliate to cease to do business or to reduce the amount of business which any client has customarily done or contemplates doing with Company or such affiliate, whether or not the relationship between Company or its affiliate and such client was originally established in whole or in part through Executive’s efforts.
(iii)During the Employment Period and until the 180th day following the date of termination of Executive’s employment with Company, Executive agrees that upon the earlier of Executive’s (A) negotiating with any Competitor (as defined below) concerning the possible employment of Executive by the Competitor, (B) receiving an offer of employment from a Competitor, or (C) becoming employed by a Competitor, Executive will (x) immediately provide notice to Company of such circumstances and (y) provide copies of Section 8 of this Agreement to the Competitor. Executive further agrees that Company may provide notice to a Competitor of Executive’s obligations under this Agreement, including without limitation Executive’s obligations pursuant to Section 8 hereof, for purposes of this Agreement. “Competitor” shall mean any entity (other than Company or any of its affiliates) that engages, directly or indirectly, in any Competing Business.
(c)Proprietary Information. Executive acknowledges that during the course of his employment with Company Executive will necessarily have access to and make use of proprietary information and confidential records of Company and its affiliates. Executive covenants that Executive shall not during the Employment Period oral any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than Company, nor otherwise disclose, any Proprietary Information to any individual or entity, unless such disclosure has been authorized in writing by Company or is otherwise required by law. Executive acknowledges and understands that the term “Proprietary Information” includes, but is not limited to: (i) the software products, programs, applications, and processes utilized by Company or any of its affiliates; (ii) the name and/or address of any client of Company or any of its affiliates or any information concerning the transactions or relations of any client of Company or any of its affiliates with Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (iii) any information concerning any product, technology, or procedure employed by Company or any of its affiliates but not generally known to its or their clients or competitors, or under development by or being tested by Company or any of its affiliates but not at the time offered generally to clients; (iv) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of Company or any of its affiliates; (v) any information which is generally regarded as confidential or proprietary in any line of business engaged in by Company or any of its affiliates; (vi) any business plans, budgets, advertising or marketing plans of Company; (vii) any information contained in any of the written or oral policies and procedures or manuals of Company or any of its affiliates; (viii) any information belonging to clients of Company or any of its affiliates or any other person or entity which Company or any of its affiliates has agreed to hold in confidence; (ix) any inventions, innovations or improvements covered by this Agreement; and (x) all written, graphic and other material relating to any of the foregoing. Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “Proprietary Information” shall not include information generally available to and known by the public or the industry or information that is or becomes available to Executive on a non-confidential basis from a source other than Company, any of its affiliates, or the directors, officers, Executives, partners, principals or agents of Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).
(d)Confidentiality and Surrender of Records. Executive shall not during the Employment Period or at any time thereafter (irrespective of the circumstances under which Executive’s employment by Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by Company. Upon termination of employment for any reason or upon request by Company, Executive shall deliver promptly to Company all property and records of Company or any of its affiliates, including, without limitation, all Confidential Records. For purposes hereof, “Confidential Records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive’s possession or under his control or accessible to him which contain or depict any Proprietary Information. All property and records of Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of Company or such affiliate during the Employment Period and thereafter.
(e)Enforcement. Executive acknowledges and agrees that, by virtue of his position, his services and access to and use of Confidential Records and Proprietary Information, any violation by his of any of the undertakings contained in this Section 8 would cause Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a state or federal court located in the City and County of Denver restraining any violation or threatened violation of any undertaking contained in this Section 8. Executive waives posting by Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief.
(f)Cooperation with Regard to Litigation. Except to the extent that Executive has or intends to assert in good faith an interest or position adverse to or inconsistent with the interest or position of Company, Executive agrees to cooperate reasonably with Company, during the Employment Period and thereafter (including following Executive’s termination of employment for any reason), by making herself available to testify on behalf of Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist Company in any such action, suit or proceeding, by providing information and meeting and consulting with Company or their representatives or counsel, or representatives or counsel to Company, in each case, as reasonably requested by Company. Company agrees to pay (or reimburse, if already paid by Executive) all expenses actually incurred in connection with Executive’s cooperation and assistance including, without limitation, reasonable fees and disbursements of counsel, if any, chosen by Executive if Executive reasonably determines in good faith, on the advice of counsel, that it is appropriate that Executive be separately represented by his own counsel in such proceeding.
(g)Nondisparagement. Executive shall not, during the Employment Period and thereafter, disparage in any material respect Company, any affiliate of Company, any of their respective businesses, any of their respective officers, directors or Executives, or the reputation of any of the foregoing persons or entities (the “Company Parties”). The Company Parties shall not, during the Employment Period and thereafter, disparage in any material respect Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from making truthful statements that are required by applicable law, regulation or legal process or are reasonably required to describe the conduct, decisions, or policies of the Company or any of its affiliates, or their respective businesses, officers, directors or Executives.
9.Choice of Law; Consent to Arbitral Jurisdiction; Venue. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the laws of the State of Colorado, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises. Any dispute arising out of or relating to this Agreement or the employment of Executive by Company shall be settled exclusively in arbitration, conducted before a single arbitrator in Denver, Colorado in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Nothing herein shall limit Company’s right to seek injunctive or other equitable relief as described in €, above from a stale or federal court in the City and County of Denver.
10.Successors; Binding Agreement.
(a)Company’s Successors. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by Company without Executive’s consent, to any affiliate of Company, any purchaser of Company’s business or assets or a portion thereof, or any successor to Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise), it being understood, that nothing in this Section 10(a) shall affect Executive’s right to terminate his employment for Good Reason.
(b)Executive’s Successors. The parties hereto agree that Executive is obligated under this Agreement to render personal services during the Employment Period of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s estate.
11.Insurance for Company’s Benefit. Company may at any time and for Company’s own benefit (or for the benefit of a lender to Company) apply for and take out life, health, accident or other insurance covering Executive, either independently or together with others, in any amount which Company may deem to be in its best interests. Company shall own all rights in such insurance and proceeds thereof, and Executive shall not have any right, title or interest therein. Executive shall assist Company at Company’s expense in obtaining and maintaining any such insurance by submitting to reasonable and customary medical examinations and preparing, signing and delivering such applications and other documents as reasonably may be required.
12.Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing or by email and shall be deemed to have been duly given when delivered either personally or by United Stales certified or registered mail, return receipt requested, postage prepaid, or when the recipient acknowledges receipt in writing (including by email), addressed as follows:
If to Executive:
Michael Hinderberger
[***]
If to the Company:
XTI Aircraft Company
Board of Directors
c/o David E. Brody, Chairman
7625 S. Peoria St. Suite 216A
Englewood, CO 80112

[***]
with a copy to:
Mara Babin
[***]
or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
13.Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of (he Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent lime. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.
14.Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
15.Section 409A of the Code. Company makes no representations regarding the lax implications of (he Compensation and benefits to be paid to Executive under this Agreement, including, without limitation, under Section 409A of the Code. The parties agree that in the event Executive or Company reasonably determines that the terms hereof would result in Executive being subject to lax under Section 409A of the Code, Executive and Company shall negotiate in good faith to amend this Agreement to the extent necessary to prevent the assessment of any such tax, including by delaying the payment dates of any amounts hereunder.
16.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
17.Entire Agreement. Except as otherwise provided herein, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer. Executive or representative of any party hereto in respect of such subject matter. Except as other provided herein, any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.
18.Noncontravention. Company and Executive each represent to the other that Company and Executive, as the case may be, are not prevented from entering into, or performing, this Agreement by the terms of any law, order, rule or regulation, by-laws or declaration of trust, or any agreement to which Company or Executive, as the case may be, is a party.

19.Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

/s/ Michael Hinderberger 7/27/22 Michael Hinderberger, an individual	XTI Aircraft Company By: /s/ David E. Brody David E. Brody, Chairman

SCHEDULE A
Executive holds passive ownership interests in the following entities: N/A
Executive serves on the Board of or is employed by the following entities: N/A
SCHEDULE B – Options to be granted to Executive:
•Grant of 2 million Options, with 1 million vesting currently and 1 million vesting in six months (January 1, 2023).
•Upon change of control, Executive’s options and vesting will be treated the same as all other XTI options that are issued and outstanding as of the effective date of such change of control. In any event, Executive’s right to exercise after six months shall not be diminished.
•Additional Options subject to 6-month performance review by Board.

SCHEDULE C – Cash Bonus: Executive shall receive one cash performance bonus (the “Cash Bonus”) per calendar year up to 100% of his Base Salary. The Cash Bonus amount shall be based upon Executive’s successful performance of his services as CEO, specifically on his role as CEO in overseeing the Company’s: (a) achieving financing goals (40%), and (b) achieving technical milestones (60%), all in accordance with the following objective criteria:
•Financing Goal (40%): The criteria for measuring Executive’s success in performing his services related to the Company’s financing efforts shall be based 20% on DDR funding, and 20% on CDR funding. [The parties shall amend this Schedule C with the amount of “DDR funding” and “CDR funding” as soon as such definitions are approved by the Company’s Board of Directors]
•Technical Milestones (60%): The criteria for measuring Executive’s success in performing his services related to the Company achieving its technical milestones shall be based 30% on successful DDR, and 30% on successful CDR. [The parties shall amend this Schedule C with definitions of “DDR” and “CDR” as soon as such definitions are approved by the Company’s Board of Directors]
Each part of the Cash Bonus will be awarded by the Board for the applicable portion or percentage achieved. For example, if the “financing goal” for “DDR funding” is $10 million for the one-year period commencing with the Effective Date, and the Company raises $8 million during that period for DDR funding, then the Executive shall receive 80% x 20% x $350,000 for that 20% portion of the total Cash Bonus.